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                 All Seasons Global Fund, Inc.
    (Name of Registrant as Specified In Its Charter)



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

                                         All Seasons Global Fund, Inc.
                                             250 Park Avenue South
                                          Winter Park, Florida 32789
                                                1-800-432-0000

                                               October 18, 1996

Dear Fellow Stockholder:

	Enclosed is a letter from Charles M. Royce, President of Quest Advisory Corp. ("Quest"). The letter provides information about an offer to the Fund made by Quest.

	As you know, stockholders at the 1996 Annual Meeting of Stockholders have been asked to approve the appointment of Quest to serve as the investment advisor of the Fund, and other changes related to the selection of Quest.
 At this time, stockholders of the Fund have furnished proxies with sufficient votes in favor of all of the Fund's proposals to be voted on at the Annual Meeting. Mr. Royce has, nevertheless, proposed that Quest voluntarily provide additional financial advantages to the Fund and its stockholders.

	Specifically, Quest proposed to waive collection of the advisory fee that would be payable to it by the Fund during the period that it takes for the price of the Fund's shares to increase as described in Mr. Royce's accompanying letter. This would allow the Fund to eliminate or pay lower advisory fees than would be required under the terms of the advisory agreement. These savings would be in addition to economies relating to certain operating expenses of the Fund. In connection with Quest's offer, the Fund's present advisor and I have agreed to waive or defer payment of a part of the consideration in the transactions so that the present advisor and I would bear a portion of the financial impact of the fee waiver.

	The enclosed letter from Mr. Royce describes the fee waiver. If you have previously voted on this or any other matter scheduled to be considered at the Meeting, and wish to change your vote before the Meeting, you may send in the enclosed proxy card, which will replace your previous proxy. The
 Board will vote to adjourn the Meeting until October 25, 1996 to allow time for any resubmitted cards to arrive. IF YOU DO NOT WISH TO CHANGE
 YOUR VOTE, you are not required to send in this card - the previous card you submitted will be voted as you directed.

					Sincerely yours,
					DIEGO J. VEITIA
					 Chairman

 QUEST ADVISORY CORP.
	1414 Avenue of the AMERICAS
	New York, N.Y. 10019
	TEL: (212) 486-1445
	FAX: (212) 752-8875


October 18, 1996

Dear All Seasons Global Fund Stockholder:

As you may know, a majority of All Seasons Global Fund's shares of Common Stock have been voted FOR the change in the Fund's Investment Advisor to Quest Advisory Corp., and the new Investment Advisory Agreement is expected to be approved at the stockholder meeting.

During the voting process, management of the Fund heard from a number of stockholders who expressed concern about the current gap between the Fund's market price and its net asset value per share. While we do not, and cannot, control the discount, we are very sensitive to this issue, especially now -- as Quest assumes responsibility for the Fund's assets. We are very interested in delivering a solid total return from the stockholder's perspective. In fact, we believe that a stockholder's market value total return is one of several very appropriate ways to measure our performance as manager.

We will take two specific actions to align Quest's long-term interests with those of the Fund's stockholders.

- First, Quest will waive its management fees until the stockbolder's have a market value equivalent to the Fund's current NAV, as described in detail below.

- Second, I am personally committed to becoming a major stockholder in the Fund and I and other Quest-related persons intend to purchase, in open market and/or private transactions, no less than $2,000,000 of the Fund's stock, beginning the week of October 21, 1996.

I look forward to a long and mutaaUy rewarding relationship with you. If you have any questions or concerns, please feel free to contact our offices at (800) 221-4268 or write to us at 1414 Avenue of the Americas, New York, NY 10019.

Sincerely,

Charles M. Royce
President

[The following text appears in a box at bottom of Quest letter:]
Quest has elected to completely waive its management fees until such time as the market price of the Fund's conmmon stock, adjusted for subsequent distributions to stockbolders and other capital transactions, closes for a period of 20 consecutive trading days at or above the Fund's NAV on the date the Agreement is closed, which is expected to be on or about October 31, 1996. For example, using September 30, 1996 net asset value and market prices:

                                    	Potential Gain to Current	Stockholders
NAV at   Market Price  Discount at   before
Closing	 at Closing   	Closing     	 Management Fees are	Received by Quest

$5.31     $4.125       0.223	        28.7%

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